                       CHESAPEAKE UTILITIES CORPORATION

                           909 SILVER LAKE BOULEVARD
                             DOVER, DELAWARE 19904

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF
CHESAPEAKE UTILITIES CORPORATION:                                April 1, 1997

    The Annual Meeting of Stockholders of Chesapeake Utilities Corporation will be held at 10:00 a.m. on Tuesday, May 20, 1997, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware, for the following purposes:

    (a) to elect three Class I directors for three-year terms ending in 2000 and until their successors are elected and qualified;

    (b) to consider and vote upon the ratification of the selection of Coopers & Lybrand, L.L.P. as independent auditors for the fiscal year ending December 31, 1997; and

    (c) to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 24, 1997, will be entitled to vote at the meeting and any adjournment thereof.


                                   By Order of the Board of Directors,



                                   Wayne L. Hart
                                   Secretary


STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT THEY ARE PERSONALLY ABLE TO ATTEND.

                       CHESAPEAKE UTILITIES CORPORATION

                           909 SILVER LAKE BOULEVARD
                             DOVER, DELAWARE 19904

                                PROXY STATEMENT
                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997



                                                             April 1, 1997

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Chesapeake Utilities Corporation ("Chesapeake" or the "Company") for use at the Annual Meeting of Stockholders of Chesapeake to be held in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware at 10:00 a.m. on May 20, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Solicitation of proxies may be made by personal interview, mail, telephone or telegram by directors, officers and regular employees of Chesapeake. Chesapeake may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of capital stock held of record by such persons, and Chesapeake will reimburse any such forwarding expenses. In addition, Chesapeake may engage professional proxy solicitors, although it has no present plans to do so. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be borne by Chesapeake. Regular employees of Chesapeake will not receive additional compensation for soliciting proxies.

                              REVOCATION OF PROXY

    The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire. In addition, the person giving the proxy has the power to revoke the same at any time before it has been exercised by simple notice in writing received by the Secretary of Chesapeake.

                    SIGNATURES OF PROXIES IN CERTAIN CASES

    If a stockholder is a corporation, the accompanying proxy should be signed in its corporate name by an authorized officer, and his or her title should be indicated. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator, there should be attached to the proxy appropriate instruments showing his or her qualification and authority, and his or her title as such should follow the signature. Proxies signed by a person as an agent, attorney, administrator, executor, guardian or trustee should indicate such person's title following his or her signature.

                                 ANNUAL REPORT

    The annual report to stockholders, covering the fiscal year of Chesapeake ended December 31, 1996, is enclosed herewith. The report, which includes financial statements, does not form any part of the material for the solicitation of proxies.

                         VOTING SECURITIES OUTSTANDING

    Shares of common stock, 4,452,704 of which were outstanding as of March 24, 1997, are the only outstanding voting securities of the Company.
Each share is entitled to one vote. Only holders of common stock of record at the close of business on March 24, 1997, will be entitled to vote at the Annual Meeting of Stockholders.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

BY MANAGEMENT

    The following table sets forth the number of shares of Chesapeake's common stock beneficially owned by each of Chesapeake's directors and nominees for director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group, as of March 24, 1997. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.


                                   AMOUNT AND NATURE OF         PERCENT
NAME OF INDIVIDUAL OR GROUP       BENEFICIAL OWNERSHIP/1/       OF CLASS
---------------------------       -----------------------       --------
Ralph J. Adkins                           66,423                   1.46%
Richard Bernstein                            833                     *
Walter J. Coleman                          1,800                     *
John W. Jardine, Jr.                      25,442                     *
Rudolph M. Peins, Jr.                      2,491                     *
Robert F. Rider                            5,755                     *
John R. Schimkaitis                       31,996                     *
Jeremiah P. Shea                           2,613                     *
William G. Warden, III                   230,799/2/                5.07%
Philip S. Barefoot                         6,140                     *
Jeremy D. West                            22,528                     *
Executive Officers and Directors
 as a Group (13 persons)                 399,684/1/                8.78%
_______________
*Less than one percent (1%).

/1/ Includes shares of common stock subject to options that are currently exercisable as follows: Mr. Adkins - 45,714; Mr. Schimkaitis - 27,762; Mr. Barefoot - 4,420; and Mr. West - 20,187. Includes shares acquired pursuant to the Company's Retirement Savings Plan as to which executive officers have the authority to direct voting of their shares as follows:
     Mr. Adkins - 8,600; Mr. Schimkaitis - 3,607; Mr. Barefoot - 1,516; and
     Mr. West - 2,056.

/2/ Includes (1) 1,286 shares as to which Mr. Warden has sole voting and investment power and 15,262 shares as to which he shares voting and investment power and (2) 214,251 shares (4.81% of Chesapeake's outstanding common stock) held by SGI Investor Partners, a company that Mr. Warden may be deemed to control. SGI Investor Partners is controlled by Superior Group, Inc. through two wholly owned subsidiaries, Cawsl Enterprises, Inc. and SGI Holdings, Inc. Mr. Warden disclaims beneficial ownership of the shares held by SGI Investor Partners.

BY OTHERS

     The following table sets forth the number of shares of Chesapeake's common stock beneficially owned by the only parties known to Chesapeake's management to own more than 5% of Chesapeake's common stock.

          NAME AND ADDRESS         AMOUNT AND NATURE OF       PERCENT
         OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP       OF CLASS
         -------------------       --------------------       --------
         William P. Schneider            319,500                 7.18%
         26491 Riverbank Road
         Salisbury, MD 21801

         James R. Schneider              319,500                 7.18%
         5518 Woodbine Lane
         Salisbury, MD 21801


                             ELECTION OF DIRECTORS


     At the annual meeting to be held on May 20, 1997, three Class I Directors will be elected to serve until the Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified. Chesapeake's nominees are Richard Bernstein, John W. Jardine, Jr. and Rudolph M. Peins, Jr., all of whom are currently Class I Directors of Chesapeake whose present terms expire this year.

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

     Unless you instruct otherwise, it is intended that properly executed proxies in the enclosed form will be voted FOR the election of each of the nominees listed below. If, when the election occurs, any of the nominees shall not be a candidate (an eventuality not anticipated), it is intended that these proxies will be voted for any substitute nominee who may be designated by the Nominating Committee.

           INFORMATION REGARDING THE BOARD OF DIRECTORS AND NOMINEES

     The following information with respect to the principal occupation and employment of each director and nominee and the name and principal business of the organization in which such occupation and employment is carried on, and information with respect to certain other affiliations and to business experience during the past five years, has been furnished to the Company by the respective directors and nominees:

CLASS I DIRECTORS AND NOMINEES

RICHARD BERNSTEIN (age 54)
Mr. Bernstein is President and Chief Executive Officer of BAI Aerosystems, Inc., located in Easton, Maryland. BAI is a manufacturer of lightweight, low cost Unmanned Aerial Vehicles (UAVs). Mr. Bernstein is the owner of several other companies in which he is actively involved, including: Salisbury Pewter, a manufacturer of pewter for the gift and premium markets; Frankoma Pottery, with unique designs in sculptured earthenware; and Easton Mills, the home of several lines of children's apparel. He has been a director of Chesapeake since 1994.

JOHN W. JARDINE, JR. (age 70)
Mr. Jardine is Chairman of the Board of Chesapeake, a position he has held since 1989. He served as Chesapeake's Chief Executive Officer from 1983 through 1990. Mr. Jardine has also served as President, Executive Vice President, Vice President, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer of Chesapeake. He has been a director of Chesapeake since 1972.

RUDOLPH M. PEINS, JR. (age 67)
Mr. Peins retired in February 1993 as Chief Financial Officer and Secretary of Hunt Manufacturing Co. located in Philadelphia, Pennsylvania. Hunt is a leading international manufacturer and distributor of art/craft and office supplies, materials and equipment. He has been a director of Chesapeake since 1993.

CLASS II DIRECTORS (TERM EXPIRES 1998)

RALPH J. ADKINS (age 54)
Mr. Adkins is President and Chief Executive Officer of Chesapeake. He has served as President and Chief Executive Officer since 1990. His present term as President and Chief Executive Officer will expire on May 20, 1997. Prior to holding his present position, Mr. Adkins served as President and Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President and Treasurer of Chesapeake. Mr. Adkins is also Chairman and Chief Executive Officer of Eastern Shore Natural Gas Company, Sharp Energy, Inc. and Tri-County Gas Company, Inc. and Chairman, President and Chief Executive Officer of Chesapeake Service Company, all wholly owned subsidiaries of Chesapeake. He has been a director of Chesapeake since 1989.

ROBERT F. RIDER (age 68)
Mr. Rider is Chairman of the Board and Chief Executive Officer of O. A. Newton & Son Company located in Bridgeville, Delaware. The company engages in millwright work and metal fabrication and sells farm equipment, modular homes and materials handling systems. Mr. Rider is also a director of PNC Bank, Delaware, Blue Cross Blue Shield of Wilmington, Delaware, and Burris Foods. He is a trustee of the University of Delaware. Mr. Rider also serves as a Governor of the United States Postal Service. He has been a director of Chesapeake since 1977.

WILLIAM G. WARDEN, III (age 65)
Mr. Warden is Chairman of the Board of Superior Group, Inc., a holding company engaged through subsidiaries in the manufacture and distribution of metal tubing and provision of financial services, located in Wynnewood, Pennsylvania. He has been a director of Chesapeake since 1969.

CLASS III DIRECTORS (TERM EXPIRES 1999)

WALTER J. COLEMAN (age 62)
Mr. Coleman retired in December 1995 as the Chief Executive Officer of Pyramid Realty and Mortgage Corporation, a diversified company involved in real estate, mortgages, insurance and business brokerage. He is also the former Chairman of Real Estate Title Services, Inc., a title insurance and trust company. Mr. Coleman is a professor at Florida Southern College specializing in strategic and human resources management. He has been a director of Chesapeake since 1992.

JOHN R. SCHIMKAITIS (49)
Mr. Schimkaitis is Executive Vice President and Chief Operating Officer of Chesapeake. He has served as Executive Vice President and Chief Operating Officer since February 1996. Prior to that, Mr. Schimkaitis served as Senior Vice President and Chief Financial Officer since 1993. His present term will expire on May 20, 1997. Mr. Schimkaitis has also served as Vice President, Treasurer and Assistant Secretary of Chesapeake. He has been a director of Chesapeake since 1996.

JEREMIAH P. SHEA (age 70)
Mr. Shea retired in February 1990 as the Chairman and Chief Executive Officer of Bank of Delaware Corporation, located in Wilmington, Delaware. He is a director of FCC National Bank located in Wilmington, Delaware. He has been a director of Chesapeake since 1981.

DIRECTORS' COMPENSATION

     Directors who are not officers of the Company are awarded 400 shares of the Company's common stock annually, in advance at the time of the Company's annual meeting, pursuant to Chesapeake's Directors Stock Compensation Plan. Directors are also paid an attendance fee of $600 for each Board and committee meeting attended. No additional attendance fees are paid if a director attends more than one meeting on the same day.

                            COMMITTEES OF THE BOARD

     The Audit Committee was established in 1976. It must be comprised of directors who are not employees of the Company or any of its subsidiaries. In general, the Audit Committee is charged with reviewing the internal auditor's reports of practices and procedures as well as the reports of Chesapeake's independent auditors relating to the results of their audit and the adequacy of internal controls. The Audit Committee has the responsibility to make recommendations to management arising from the aforementioned reviews. The Audit Committee held three meetings during 1996. The current members of the Audit Committee are: Rudolph M. Peins, Jr., Robert F. Rider, and
William G. Warden, III, Chairman.

     The Compensation Committee, established in 1979, has the responsibility of fixing the salaries of officers and directors. The Compensation Committee held four meetings during 1996. The current members of the Compensation Committee are: John W. Jardine, Jr., Jeremiah P. Shea, Chairman, and
William G. Warden,III.

     The Plan Committee was established in 1992 for the purpose of administering the Chesapeake Utilities Corporation Performance Incentive Plan and Cash Bonus Plan. The Plan Committee held one meeting during 1996. The members of the Plan Committee are: John W. Jardine, Jr., Jeremiah P. Shea, Chairman, and
William G. Warden, III.

     The Nominating Committee was established in 1979. The principal function of the Nominating Committee is to identify candidates for election to and membership on the Board of Directors. The Nominating Committee held one meeting during 1996. The current members of the Nominating Committee are: Richard Bernstein, Walter J. Coleman, John W. Jardine, Jr., Chairman, and Robert F. Rider. The Nominating Committee will consider nominees recommended by stockholders. Nominations by stockholders are required by the Company's bylaws to be in the form of a notice which sets forth (a) as to each nominee (i) the name, age, business address and, if known, residence address of such nominee
(ii) the principal occupation or employment of such nominee (iii) the number of shares of stock beneficially owned by the nominee (iv) the consent of the nominee to serve as a director of the Corporation if so elected (v) a description of all arrangements or understandings among the stockholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the stockholder and (vi) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and (ii) the number of shares beneficially owned by such stockholder. All recommendations received by the Secretary will be brought to the attention of the Nominating Committee.

     The Corporate Governance Committee was established in 1994 for the purpose of reviewing and advising the Board on general corporate governance and structure issues. The Corporate Governance Committee held one meeting during 1996. The members of the Corporate Governance Committee are: Walter J. Coleman, Chairman, Richard Bernstein, Rudolph M. Peins, Jr. and Jeremiah P. Shea.

                      MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met six times during 1996. Each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by each committee of the Board on which he served.


                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and other executive officers for each of the Company's last three fiscal years.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                             ANNUAL COMPENSATION  -----------------
NAME AND                                                     -------------------  SHARES UNDERLYING
PRINCIPAL                                           FISCAL     SALARY    BONUS      OPTIONS/SARS        ALL OTHER
POSITION                                            YEAR        ($)       ($)           (#)            COMPENSATION ($)
---------------------------------                ---------   ---------  -------   -----------------    ----------------
Ralph J. Adkins...................................  1996      235,250    87,088          0               11,228/2/
  President, Chief................................  1995      219,500    91,494          0               10,968
  Executive Officer...............................  1994      212,500    53,986     19,161/1/             7,271
  and Director

John R. Schimkaitis...............................  1996      166,000    53,884          0               10,481/2/
  Executive Vice President,.......................  1995      152,250    56,017          0               10,021
  Chief Operating Officer.........................  1994      145,250    31,421     11,223/1/             6,045
  and Director

Philip S. Barefoot /3/............................  1996      109,500    27,248          0                4,916/2/
 Senior Vice President............................  1995      102,000    27,562          0                4,208
                                                    1994       84,859    10,703      6,630/1/             2,846

Jeremy D. West....................................  1996      133,750    22,723          0                5,056/2/
  Vice President..................................  1995      128,500    33,488          0                5,346
                                                    1994      123,000    20,758      7,892/1/             4,979

_______________
/1/ Options to acquire shares of common stock pursuant to Tandem Stock Option and Performance Share Agreements dated November 18, 1994 under the Company's Performance Incentive Plan (the "Plan"), for the award period beginning January 1, 1995 and ending December 31, 1997 (the "1994 Tandem Agreements"). The option exercise price may be paid in cash, in shares of common stock or in any other form of consideration approved by the Company's Plan Committee. With respect to each recipient, one-third of these options will become exercisable on each of January 1, 1996, 1997 and 1998. In the event of a change in control, as defined in the Plan, all options become immediately exercisable. The options listed were granted in tandem with the right to receive, without any additional payment, certain performance shares if, during the period from January 1, 1995 through December 31, 1997 (the "Award Period"), the Company meets certain performance goals (including specified target levels of net income and return on equity) which were set at the time the 1994 Tandem Agreements were entered into. If the target levels are met or exceeded, the number of performance shares received would be as follows: Mr. Adkins - 9,724 to 18,418; Mr. Schimkaitis -6,019 to 11,444; Mr. Barefoot -3,431 to 6,494; and
     Mr. West - 4,081 to 7,725. In the event of a change in control, as defined in the Plan, the minimum number of performance shares set forth above, prorated based on the proportion of the Award Period expired, shall be deemed earned. The performance shares remain unissued until, after the Award Period, it is determined that the performance goals have been achieved. Thus the named executive officers currently have no dividend or voting rights with respect to such shares. Exercise of the options and receipt of the performance shares are mutually exclusive; exercise of any portion of the option will cancel the right to receive a proportionate number of performance shares, while issuance of the performance shares will cancel any unexercised portion of the option.

/2/ Consists of the Company's contribution to its Retirement Savings Plan on behalf of such officer (Mr. Adkins - $9,500; Mr. Schimkaitis - $9,500; Mr. Barefoot - $3,942; and Mr. West - $4,299) and term life insurance premiums paid by the Company on behalf of such officer (Mr. Adkins - $1,728; Mr. Schimkaitis -$981; Mr. Barefoot - $974; and Mr. West - $757).

/3/   Mr. Barefoot became an executive officer of the Company on May 17, 1994.

AGGREGATED OPTION/SAR EXERCISES DURING 1996 FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning options exercised by the named executive officers during the 1996 fiscal year and the number and value of options and warrants held by such officer at fiscal year end.


                                                                                     VALUE OF UNEXERCISED
                                                       NUMBER OF SHARES UNDERLYING       IN-THE-MONEY
                                                        UNEXERCISED OPTIONS/SAR'S        OPTIONS/SAR'S
                                                              AT FY-END (#)               AT FY-END ($)
                          SHARES ACQUIRED   VALUE      --------------------------  --------------------------
NAME                       ON EXERCISE(#) REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----                     --------------  -----------  --------------------------  --------------------------
Ralph J. Adkins                   0            0         39,327         12,774      163,022         54,290
John R. Schimkaitis               0            0         24,021          7,482       99,554         31,798
Philip S. Barefoot                0            0          2,210          4,420        9,392         18,785
Jeremy D. West                    0            0         17,556          5,261       72,747         22,359


PENSION PLAN TABLE

 FINAL                   YEARS OF SERVICE AT NORMAL RETIREMENT AGE
AVERAGE     -------------------------------------------------------------------
EARNINGS       15         20          25          30         35          40
--------    -------    --------    --------    --------    --------   ---------

$100,000    $26,290    $ 35,053    $ 43,816    $ 52,580    $ 61,343    $ 61,343
$125,000    $33,509    $ 44,678    $ 55,848    $ 67,017    $ 78,187    $ 78,187
$150,000    $40,727    $ 54,303    $ 67,879    $ 81,455    $ 95,030    $ 95,030
$175,000    $47,946    $ 63,928    $ 79,910    $ 95,892    $111,874    $111,874
$200,000    $55,165    $ 73,553    $ 91,941    $110,330    $128,718    $128,718
$225,000    $62,384    $ 83,178    $103,973    $124,767    $145,562    $145,562
$250,000    $69,602    $ 92,803    $116,004    $139,205    $162,405    $162,405
$275,000    $76,821    $102,428    $128,035    $153,642    $179,249    $179,249
$300,000    $84,040    $112,053    $140,066    $168,080    $196,093    $196,093

     The above table sets forth the estimated annual retirement benefits payable under the Company's retirement plan to its regular employees, including officers, in the final average earnings and years of service classifications indicated. The retirement plan is funded solely by the Company. Benefits normally are paid in the form of a straight life annuity or joint and survivor annuity and are not subject to any deduction for Social Security or other offset amounts.

     Annual compensation used to determine final average earnings under the plan includes salary, as set forth in the Summary Compensation Table, commissions, and, with respect to employees earning a salary less than a stated amount (which for 1996 was $66,000), bonus payments. Compensation covered by the plan for 1996 was as follows: Mr. Adkins - $235,250; Mr. Schimkaitis - $166,000; Mr. Barefoot - $109,500; and Mr. West -$133,750. The calculation of benefits under the plan generally is based on average earnings for the highest five consecutive years of the ten years preceding retirement.

     For 1996, the Internal Revenue Code of 1986, as amended, generally limits the annual benefits which may be paid under the plan to $120,000 and limits the amount of annual compensation that may be taken into account in determining final average earnings to $150,000. The table above does not reflect these limits. However, these limits may increase in future years. Furthermore, benefits earned before the limits went into effect generally are not affected by the limits. The Company has adopted a plan that is not a tax-qualified plan to provide the benefits that would have been provided under the Company's retirement plan but for these limits. The plan was effective January 1, 1995. The plan is unfunded but is required to be funded in the event of a change in control of the Company.

     As of December 31, 1996, the number of years of credited service under the retirement plan for each of the named executive officers were as follows: Ralph
J. Adkins - 34 years; John R. Schimkaitis - 11 years; Philip S. Barefoot - 8 years; and Jeremy D. West - 7 years.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS

     Chesapeake has entered into employment agreements with Messrs. Adkins, Schimkaitis, Barefoot, and West. These agreements are designed to help retain such officers who are essential to the proper supervision of Chesapeake's business by assuring them of equitable treatment in the event of a termination of employment following a change in control of the Company. Under the agreements, if a change in control occurs, the failure to elect or re-elect the officer to, or the removal of the officer from, the office held by the officer, or the failure to elect or re-elect the officer to, or the removal of the officer from, the Board of Directors of the Company (if the officer shall have been a member of the Board immediately prior to a change in control) would entitle the officer to terminate his employment and to receive certain termination payments as described below. An officer's good faith determination that the nature or scope of his duties has been significantly altered subsequent to a change in control would also entitle him to terminate his employment and to receive the termination payments provided in the agreement.

     The agreements with Mr. Adkins and Mr. Schimkaitis were entered into on March 26, 1997, and provide for the employment of Mr. Adkins as the Company's President and Chief Executive Officer and of Mr. Schimkaitis as the Company's Executive Vice President and Chief Operating Officer at salaries of $255,000 and $182,000, respectively, or such greater or lesser amounts as the Company's Board of Directors may determine. These agreements are operative for an initial term of five years, ending March 26, 2002, and provide that if a change in control occurs prior to that date, the agreements will be automatically extended for a maximum of five years commencing on the date the change in control occurred (the "extension period"). The agreements with Messrs. Barefoot and West were entered into on March 26, 1997, and provide for the employment of Mr. Barefoot as Senior Vice President and of Mr. West as Vice President of the Company, also at salaries determined by the Company's Board of Directors. These agreements expire on March 26, 2000, and provide that if a change in control occurs prior to that date, an extension period of three years will automatically be effectuated. Currently, all other vice presidents of the Company have employment agreements. Actual compensation for each of the officers is described in the Summary Compensation Table.

     The agreements are intended to maintain compensation and benefits following a change in control at levels generally comparable to those that such officers could reasonably have expected in the absence of a change in control. The agreements provide for the payment of compensation during the extension period at a level equal to the rate existing immediately prior to the change in control, adjusted throughout such period to reflect increases in the consumer price index. Each agreement also provides for the officer's continued eligibility during such extension period under the Company's employee benefit plans. In the event of a termination of employment other than for cause, an officer would receive under his agreement a termination payment equal to an amount approximating the compensation and the value of certain benefits under the Company's retirement, savings and stock option plans that he would have received had he continued to be employed by the Company for the lesser of 24 months (12 in the case of Mr. Barefoot and Mr. West) or the number of months remaining under the extended term of the agreement. However, such termination payment could not exceed the maximum amount that the Company could pay the officer without some part of the amount being nondeductible by the Company under
Section 280G of the Internal Revenue Code. Each agreement also provides that the Company will indemnify the officer for any expenses he incurs in successfully enforcing his right to payments or benefits under his agreement and that the Company, upon the request of the officer, will provide the officer with an irrevocable letter of credit from a bank in the amount of $100,000 against which the officer may draw to pay any expenses he incurs in attempting to enforce any of his rights under his agreement following a change in control.

                       REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors hereby provides the following report on executive compensation for the year ended December 31, 1996.

POLICIES AND GOALS

     The Company's compensation goal is to enhance the profitability of the Company, and thus increase stockholder value, by attracting high-quality executive talent and closely aligning the financial interests of its senior managers with those of its stockholders. To this end, the Company's executive compensation program has been designed to provide competitive compensation levels based upon the successful achievement of specific annual and long-term objectives drawn from the Company's strategic plan.

COMPONENTS

     The Company's executive compensation program relies on three interrelated components, consisting of base salary, annual bonus and long-term equity-based rewards.

  BASE SALARY

     The base salary structure for the Chief Executive Officer and the other executives is determined by means of a study prepared by independent compensation consultants, using comparison data from the same group of diversified natural gas organizations which the Company uses in its stock performance review (the "Industry Peer Group"), we also make a comparison against the general industry using companies of a similar size and nature to Chesapeake. The midpoints of the recommended structure are set at or reasonably close to comparison averages, thereby providing marketplace priced compensation guidelines for executives. Annual salary adjustments are subjectively made after giving consideration to the individual's performance and contributions to the success of the Company. Executive base salaries generally fall below, but close to, the comparison averages. Salaries for the Chief Executive, Chief Financial, and other Executive Officers named in the Summary Compensation Table are originally set by employment contracts (see "Management Compensation - Employment Contracts and Change in Control Provisions"), but are adjusted annually pursuant to the process described above.

     ANNUAL INCENTIVE BONUS

     Annual bonuses are paid under the Company's performance-based cash bonus plan, adopted in January, 1992, based on the attainment of financial and non-financial objectives relative to pre-established performance targets. At the beginning of each year, the Committee selects the executives eligible to receive bonuses based on the executives' seniority and responsibilities. The Committee designates a target bonus amount for each executive, which is a percentage of that executive's base salary ranging from 20% to 30%. Target bonus amounts are determined separately for each of the Chief Executive Officer and other selected executives to conform with the median prevailing practices for individuals in similar positions in a group of approximately 1,000 organizations of comparable size. Because size was the primary consideration in choosing this group it includes some but not all of the companies in the Industry Peer Group. The Committee also identifies performance goals for the year for each selected executive, relating to one or more business segments, to the Company as a whole, or both, and an aggressive target net income range for the Company or designated segments. Bonus awards for the year are made to each selected executive, based on successful attainment of the relevant goals, adjusted by applying a payout factor (which may vary for each executive) that is determined by the relationship between the actual net income of the Company or relevant segments and the relevant aggressive target net income range. For 1996, most of the performance goals were achieved, either entirely or to a significant extent, including, approximately in order of relative weight: (1) Implementation of strategic planning process and objectives;
     (2) Specific customer and volume growth goals; (3) Completion of specific regulatory initiatives; (4) Relocation and installation of information systems and facilities; (5) Completion of certain system expansion projects; and (6) Completion of various other operating goals. Based on these achievements, the Committee determined that between 83% and 90% of the goals have been met. The Company exceeded the aggressive target net income range and a payout factor of 55% to 150% was applied, depending upon each executive's responsibilities.

     LONG-TERM PERFORMANCE INCENTIVE PLAN

     Long-term equity-based awards are granted under the Company's Long-Term Performance Incentive Plan, adopted in 1992, which permits the Committee flexibility in providing different forms and levels of equity-based awards to key employees. In 1994, the Company granted tandem option and performance share awards designed to provide equity-based rewards for its executives keyed to corporate performance for the three-year award period ending December 31, 1997. Each award consists of a tandem (i.e. mutually exclusive) grant of (1) options to purchase the Company's common stock and (2) the right to receive, upon achievement at the end of the three-year period of pre-established aggressive goals for return on equity and net income for the Company, a certain number of performance shares. The number of options and performance shares were determined separately for each of the Chief Executive Officer and other selected executives to conform with the median prevailing practices for individuals in similar positions in the group of organizations used to determine target bonus amounts. The options and performance shares are more fully described in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  During 1996, the compensation of the Company's Chief Executive Officer,
Ralph J. Adkins, was determined based on the three-part program described above. First, Mr. Adkins' base salary was determined to approximate the midpoint of chief executive salaries paid by companies in the Industry Peer Group. Second, Mr. Adkins was awarded a bonus of $87,088 or 36% of his base salary, determined in accordance with the policies described under "Annual Incentive Bonus" above. Mr. Adkins' target bonus was $72,000 or 30% of salary. The Committee determined that 83% of his performance goals had been met by virtue of the accomplishment of goals set forth for executive officers under "Annual Incentive Bonus" above. This percentage was applied to the target bonus of $72,000 and a payout factor of 146% was applied, representing the payout factor achieved as a result of exceeding the high end of the aggressive target net income range for the year. Finally, the long-term performance incentive component of Mr. Adkins' compensation was determined as described under "Long-Term Performance Incentive Plan" above.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Internal Revenue Code Section 162(m), enacted in 1993, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and any of its other named executive officers. Certain performance-based compensation is specifically exempted from the deduction limit. No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers from the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 1996 will exceed the dollar limit.



                                        THE COMPENSATION COMMITTEE
                                        John W. Jardine, Jr.
                                        Jeremiah P. Shea (Chairman)
                                        William G. Warden, III


STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five fiscal years ended December 31, 1996, with the cumulative total return on the S&P 500 Index and an industry index consisting of 23 diversified natural gas companies as published by Edward D. Jones & Co. The 23 companies in the Edward D. Jones & Co. industry index are as follows: Atrion Corp., Chesapeake Utilities Corporation, Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Energen Corporation, ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., MCN Corporation, MDU Resources Group, Inc., National Fuel Gas Company, National Gas & Oil Company, NORAM Energy Corp., Oneok, Inc., Questar Corporation, South Jersey Industries, Inc., Southeastern Michigan Gas Ent., Southwest Gas Corporation, Southwestern Energy Company, UGI Corporation, Valley Resources, Inc., and WICOR, Inc. The comparison assumes $100 was invested on December 31, 1990 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.





                             [GRAPH APPEARS HERE]








                        CUMULATIVE TOTAL STOCKHOLDER RETURN
                        ---------------------------------------

                        1991   1992   1993   1994   1995   1996
                        ----   ----   ----   ----   ----   ----

Chesapeake              100.0  101.0  126.4  111.8  136.9  166.9
S&P 500                 100.0  107.6  118.4  119.8  164.6  202.3
Industry Index          100.0  110.4  123.2  107.8  140.9  177.5

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Board's Compensation Committee and Plan Committee are
Mr. Jardine, Mr. Shea and Mr. Warden. Mr. Jardine was formerly Chief Executive Officer of the Company from 1983 to 1990.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, following the recommendation of the Audit Committee, appointed Coopers & Lybrand, L.L.P. to serve as Chesapeake's independent accountants for the year ending December 31, 1996, to perform audits of the financial statements of Chesapeake and its subsidiaries. The Board's selection of Coopers & Lybrand, L.L.P. was ratified by the stockholders at the Company's 1996 Annual Meeting. Coopers & Lybrand, L.L.P. was also retained during 1996 to render certain non-audit professional services.

  It is not expected that a representative from Coopers & Lybrand, L.L.P. will be present at the Annual Meeting of Stockholders.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand, L.L.P. to serve as the independent auditors of Chesapeake and its consolidated subsidiaries for the fiscal year ending December 31, 1997. The Board is submitting the selection of Coopers & Lybrand, L.L.P. for ratification by stockholders.

  Coopers & Lybrand, L.L.P. has served as independent auditors of Chesapeake and its subsidiaries since 1982 (See "Relationship with Independent Public Accountants"). The firm has wide experience in accounting and auditing for public utilities and other companies. Coopers & Lybrand, L.L.P. is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. By virtue of their membership in this Section, they have agreed to undergo a review by an independent accounting firm once every three years. Neither Coopers & Lybrand, L.L.P. nor any of its partners has any direct or indirect financial interest in or any connection (other than as independent auditors or with respect to non-audit professional services) with Chesapeake or any of its subsidiaries. All of the professional services provided by Coopers & Lybrand, L.L.P. are furnished at customary rates and terms.

  Based upon the recommendation of the Audit Committee, the Board of Directors selected this firm to act as Chesapeake's independent auditors for the year 1997, subject to ratification by the stockholders, in the belief that Coopers & Lybrand, L.L.P. is well qualified. Should the selection of Coopers & Lybrand, L.L.P. as independent auditors of Chesapeake not be ratified by the stockholders, the Board of Directors will reconsider the matter.

                     SUBMISSION OF STOCKHOLDERS PROPOSALS

  Any stockholder who wishes to submit a proposal for possible inclusion in Chesapeake's proxy statement for the next annual meeting must submit the proposal in writing to the Board of Directors on or before December 7, 1997. Written proposals should be directed to Wayne L. Hart, Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

              ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION
                                 ON FORM 10-K

  CHESAPEAKE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF CHESAPEAKE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR CHESAPEAKE'S FISCAL YEAR ENDED DECEMBER 31, 1996. WRITTEN REQUESTS SHOULD BE DIRECTED TO WAYNE L. HART, SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.

                COMPLIANCE WITH CERTAIN REGULATORY REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Company's common stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of Chesapeake's common stock and reports of changes in such beneficial ownership. Such persons also are required by SEC regulations to furnish Chesapeake with copies of such reports. To Chesapeake's knowledge, based solely on its review of the copies of such reports furnished to Chesapeake and on the written representations made by such persons that no other reports were required, during the fiscal year ending December 31, 1996, no director, officer or 10% beneficial owner failed to file on a timely basis the reports required by Section 16(a).

                                 OTHER MATTERS

  The Board of Directors knows of no other matter to be presented at the meeting. If, however, any other business properly comes up for action at the meeting or any adjournment thereof, it is intended that the persons acting under the proxies in the form enclosed will vote in regard thereto according to their discretion.

                                       By Order of the Board of Directors,

                                       Wayne L. Hart
                                       Secretary

CHESAPEAKE UTILITIES CORPORATION
A DIVERSIFIED UTILITY COMPANY

                                                              April 1, 1997


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 10:00 A.M. on May 20, 1997, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Secretary's formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.

Whether or not you plan to attend, it is important that your shares are
represented at the meeting.   Accordingly, you are requested to promptly sign,
date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.


                                                 Sincerely,


                                                 /s/ John W. Jardine, Jr.
                                                 JOHN W. JARDINE, JR.
                                                 Chairman of the Board

                                  DETACH HERE


[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

       1.  Election of Directors                                                                           FOR    AGAINST    ABSTAIN

           Nominees:  Richard Bernstein, John W. Jardine, Jr.,     2.  For ratification of the selection   [ ]      [ ]        [ ]
                      Rudolph M. Peins, Jr.                            of independent auditors.

                      FOR       WITHHELD                           3.  In their discretion, the Proxies are authorized to vote
                      [ ]         [ ]                                  upon such other matters as may properly come before the
       ______________________________________                          meeting.
       For all nominees except as noted above
                                                                       [ ]   MARK HERE
                                                                             FOR ADDRESS
                                                                             CHANGE AND
                                                                             NOTE AT LEFT

                                                                       PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
                                                                       PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                                       NOTE:  Please sign exactly as name appears hereon.
                                                                       Joint owners should each sign.  When signing as attorney,
                                                                       executor, administrator, trustee or guardian, please give
                                                                       the full title as such.  If a corporation, please
                                                                       sign in full corporate name by President or other
                                                                       authorized officer.  If a partnership, please sign in
                                                                       partnership name by authorized person.



Signature: _________________________________  Date: ______________  Signature: ________________________________ Date: ______________


                                 DETACH HERE



                        CHESAPEAKE UTILITIES CORPORATION
P                          909 SILVER LAKE BOULEVARD
R                           DOVER, DELAWARE  19904
O
X                     SOLICITED BY THE BOARD OF DIRECTORS
Y                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON MAY 20, 1997 IN THE BOARD ROOM
                              PNC BANK, DELAWARE
                              222 DELAWARE AVENUE
                          WILMINGTON, DELAWARE  19899


  The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and all adjournments thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ITEMS 1 AND 2.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)